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Veradigm to Participate in Two Upcoming Investor Conferences

August 17, 2026

CHICAGO--(BUSINESS WIRE)--August 17, 2026 -- Veradigm® (OTCMKTS: MDRX), a leading provider of clinical and revenue cycle solutions for independent practices, announced today that management will be participating in the following investor conferences in September.

2026 Jefferies Healthcare Services and Technology Conference (Nashville, September 15, 2026)

Don Trigg, Chief Executive Officer, and Christian Greyenbuhl, Chief Financial Officer, will hold one-on-one meetings and participate in a fireside chat on Tuesday, September 15th at 4:10PM CT. A live webcast of the fireside chat will be available at the Veradigm investor relations website.

Deutsche Bank 2026 Healthcare Summit (New York, September 16, 2026)

Don Trigg, Chief Executive Officer, and Christian Greyenbuhl, Chief Financial Officer, will participate in one-on-one meetings on Wednesday, September 16th. Investors should contact their Deutsche Bank representative for additional information.

About Veradigm®

Veradigm has a proven history of delivering clinical and revenue cycle solutions that help independent practices improve outcomes and financial performance. Our AI-forward data and technology also help over 20,000 provider practices connect with health plans and biopharma to eliminate inefficiencies, close care gaps, and create a more affordable health system.

© 2026 Veradigm LLC and/or its affiliates. All rights reserved. Cited marks are the property of Veradigm LLC and/or its affiliates. All other product or Company names are the property of their respective holders, all rights reserved.

For more information contact:

Investors:
Steven Halper

312-506-1237

steven.halper@veradigm.com

Media:

Katie Wilson 601-398-7000

katie.wilson@veradigm.com

Source: Veradigm